EXHIBIT 10. 4

[GRAPHIC APPEARS HERE]

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made on this 22nd day of March, 2007 by and between Biovest International, Inc. (“Biovest”), a Delaware corporation with a place of business at 324 S. Hyde Park Ave., Suite 350, Tampa FL 33606, and Peter J. Pappas & Catherine Pappas, with an address of c/o PJ Mechanical, 135 W. 18th Street, New York, NY 10011, (“Guarantors”) is as follows:

In consideration of Guarantors performing certain services for Biovest, to wit, acting as Guarantors in connection with a bridge loan transaction from Pulaski Bank (the “Pulaski Bridge Loan”) to Biovest in an aggregate amount of $200,000 Biovest hereby indemnifies Guarantors and agrees and undertakes to hold Guarantors harmless from and against any and all claims, losses, actions, causes of actions, and liabilities of any kind, including without limitation attorneys’ fees and costs associated with enforcement of the Guarantee, to the fullest extent permitted by law arising in connection with the guarantee of repayment of the Pulaski Loan, including, but not limited to, any amounts, funds, assets, or collateral advanced or paid by Guarantors in connection with the guarantee of the Pulaski Bridge Loan.

Biovest covenants and agrees that, upon any Event of Default on the Pulaski BridgeLoan which results in a call for payment on the Guarantee, Biovest shall immediately compensate Guarantors for the increased risk in the amount of 700% of the amount guraranteed, payable by issuance of shares of its fully paid, non-assessable restricted Common Stock valued at $1.10 per share.

Biovest International, Inc.

By	/s/ Steven Arikian
Steven Arikian, M.D., Chairman & CEO

324 S. Hyde Park Avenue

Suite 350

Tampa, FL 33606

PH: (813) 864-2554 FAX: (813) 258-6912